As filed with the Securities and Exchange Commission on April 22, 2016.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AMERICAN RENAL ASSOCIATES HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	27-2170749
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

American Renal Associates Holdings, Inc.

500 Cummings Center, Suite 6550

Beverly, Massachusetts 01915

(978) 922-3080

(Address, including zip code, and telephone number, including area code, of principal executive offices)

American Renal Associates Holdings, Inc. 2016 Omnibus Incentive Plan

American Renal Associates Holdings, Inc. 2011 Stock Option Plan for Nonemployee Directors

American Renal Associates Holdings, Inc. 2010 Stock Incentive Plan

American Renal Holdings Inc. 2005 Equity Incentive Plan

American Renal Associates, Inc. 2000 Equity Incentive Plan

(Full title of the plan)

Joseph A. Carlucci

Chief Executive Officer and Chairman of Board of Directors

American Renal Associates Holdings, Inc.

500 Cummings Center, Suite 6550

Beverly, Massachusetts 01915

(978) 922-3080

(Name and address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Michael D. Nathan, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 (212) 455-2000	Michael R. Costa, Esq. Vice President and General Counsel American Renal Associates Holdings, Inc. 500 Cummings Center, Suite 6550 Beverly, Massachusetts 01915 (978) 922-3080

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (6)	Proposed maximum offering price per share (7)	Proposed maximum aggregate offering price (7)	Amount of registration fee
Common Stock, par value $0.01 per share (1)	4,000,000	$23.00	$92,000,000.00	$9,264.40
Common Stock, par value $0.01 per share (2)	34,350	$26.13	$897,565.60	$90.38
Common Stock, par value $0.01 per share (3)	5,591,708	$9.94	$55,581,577.52	$5,597.06
Common Stock, par value $0.01 per share (4)	115,936	$0.69	$79,995.84	$8.06
Common Stock, par value $0.01 per share (5)	4,093	$0.69	$2,824.17	$0.28
Total	9,746,087		$148,561,963.03	$14,960.19

(1)                Covers 4,000,000 shares of common stock of American Renal Associates Holdings, Inc., par value $0.01 per share (“Common Stock”), reserved for future issuance under the American Renal Associates Holdings, Inc. 2016 Omnibus Incentive Plan (the “2016 Plan”).

(2)                Covers 34,350 shares of Common Stock issuable upon exercise of outstanding stock option awards under the American Renal Associates Holdings, Inc. 2011 Stock Option Plan for Nonemployee Directors (the “2011 Nonemployee Director Plan”) as of the date of this Registration Statement, as adjusted for the applicable anti-dilution adjustments to be effected upon the completion of the initial public offering of American Renal Associates Holdings, Inc. (the “Registrant”).

(3)                Covers 5,591,708 shares of Common Stock issuable upon exercise of outstanding stock option awards under the American Renal Associates Holdings, Inc. 2010 Stock Incentive Plan (the “2010 Plan”) as of the date of this Registration Statement, as adjusted for the applicable anti-dilution adjustments to be effected upon the completion of the initial public offering of the Registrant.

(4)                Covers 115,936 shares of Common Stock issuable upon exercise of outstanding stock option awards under the American Renal Holdings Inc. 2005 Equity Incentive Plan (the “2005 Plan”), which was assumed by the Registrant, as of the date of this Registration Statement, as adjusted for the applicable anti-dilution adjustments to be effected upon the completion of the initial public offering of the Registrant.

(5)                Covers 4,093 shares of Common Stock issuable upon exercise of outstanding stock option awards under the American Renal Associates, Inc. 2000 Equity Incentive Plan (the “2000 Plan”), which was assumed by the Registrant, as of the date of this Registration Statement, as adjusted for the applicable anti-dilution adjustments to be effected upon the completion of the initial public offering of the Registrant.

(6)             Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of Common Stock which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(7)             Pursuant to Rule 457(c) and 457(h)(i) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated solely for the purpose of calculating the amount of the registration fee and are based (a) with respect to 4,000,000 shares of Common Stock reserved for future issuance under the 2016 Plan, on a price of $23.00 per share, which is the high-point of the estimated price range per share of Common Stock for the Registrant’s initial public offering of Common Stock pursuant to the Registrant’s Registration Statement on Form S-1 (File No. 333-206686); (b) with respect to the 34,350 shares of Common Stock issuable upon exercise of outstanding stock option awards under the 2011 Nonemployee Director Plan, on the weighted average per share exercise price of $26.13; (c) with respect to the 5,591,708 shares of Common Stock issuable upon exercise of outstanding stock option awards under the 2010 Plan, on the weighted average per share exercise price of $9.94; (d) with respect to the 115,936 shares of Common Stock issuable upon exercise of outstanding stock option awards under the 2005 Plan, on the weighted average per share exercise price of $0.69; and (e) with respect to the 4,093 shares of Common Stock issuable upon exercise of outstanding stock option awards under the 2000 Plan, on the weighted average per share exercise price of $0.69.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the American Renal Associates Holdings, Inc. 2016 Omnibus Incentive Plan; the American Renal Associates Holdings, Inc. 2011 Stock Option Plan for Nonemployee Directors; the American Renal Associates Holdings, Inc. 2010 Stock Incentive Plan; the American Renal Holdings Inc. 2005 Equity Incentive Plan; and the American Renal Associates, Inc. 2000 Equity Incentive Plan, as applicable, covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.  Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission by American Renal Associates Holdings, Inc. (the “Registrant”) pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement:

(a)                                 the Registrant’s Prospectus, dated April 20, 2016, filed with the Commission pursuant to Rule 424(b) of the Securities Act, relating to the registration statement on Form S-1 (Registration No. 333-206686); and

(b)                                 the description of the Registrant’s Common Stock contained in its registration statement on Form 8-A (Registration No. 001-37751), filed with the Commission on April 21, 2016 pursuant to Section 12(b) of the Exchange Act.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The opinion as to the legality of the securities registered hereunder is being given by Michael R. Costa, Vice President and General Counsel of the Registrant. Mr. Costa is an employee and a stockholder of the Registrant and is eligible to participate in the 2010 Plan and the 2016 Plan.

Item 6. Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Registrant’s amended and restated certificate of incorporation will provide for this limitation of liability.

Section 145 of the DGCL provides, among other things, that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided further that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify such officer or director against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145.

The Registrant’s amended and restated bylaws will provide that the Registrant must indemnify its directors and officers to the fullest extent authorized by the DGCL. The Registrant  must also pay expenses incurred in defending any such proceeding in advance of its final disposition or in connection with a proceeding brought to establish or enforce a right to indemnification or advancement of expenses, provided that the Registrant receives an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under the Registrant’s amended and restated bylaws or otherwise.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of the Registrant’s amended and restated certificate of incorporation or the Registrant’s amended and restated bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held jointly and severally liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the Registrant’s  board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

The Registrant expects to maintain standard policies of insurance that provide coverage (1) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (2) to the Registrant with respect to indemnification payments that the Registrant may make to such directors and officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed or incorporated by reference as part of this Registration Statement:

Exhibit Number	Description of Document
4.1

Form of Amended and Restated Certificate of Incorporation of American Renal Associates Holdings, Inc. (incorporated herein by reference to Exhibit 3.2 filed with Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-206686) filed with the Commission on September 30, 2015).

4.2

Form of Amended and Restated Bylaws of American Renal Associates Holdings, Inc. (incorporated herein by reference to Exhibit 3.4 filed with Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-206686) filed with the Commission on September 30, 2015).

4.3*	American Renal Associates, Inc. 2000 Equity Incentive Plan.

4.4*	American Renal Holdings Inc. 2005 Equity Incentive Plan.
4.5

American Renal Associates Holdings, Inc. 2010 Stock Incentive Plan (incorporated herein by reference to Exhibit 10.13 filed with Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-206686) filed with the Commission on September 30, 2015).

4.6

American Renal Associates Holdings, Inc. 2011 Stock Option Plan for Nonemployee Directors (incorporated herein by reference to Exhibit 10.14 filed with Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-206686) filed with the Commission on September 30, 2015).

4.7

Form of American Renal Associates Holdings, Inc. 2016 Omnibus Incentive Plan (incorporated herein by reference to Exhibit 10.17 filed with Amendment No. 4 to the Registrant’s Registration Statement on Form S-1 (File No. 333-206686) filed with the Commission on April 8, 2016).

5.1*	Opinion of Michael R. Costa, General Counsel of the Registrant.
23.1*	Consent of Michael R. Costa, General Counsel of the Registrant (included as part of Exhibit 5.1).
23.2*	Consent of Grant Thornton LLP.
24.1*	Power of Attorney (included in the signature pages to this Registration Statement).

* filed herewith.

Item 9.  Undertakings.

(a)  The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration fee” table in the effective Registration Statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act ) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beverly, State of Massachusetts, on April 22, 2016.

AMERICAN RENAL ASSOCIATES HOLDINGS, INC.

By:	/s/ Joseph A. Carlucci
	Name:	Joseph A. Carlucci
	Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY

The undersigned directors and officers of the Registrant, which is filing a Registration Statement on Form S-8 with the Securities and Exchange Commission, Washington, D.C. 20549 under the provisions of the Securities Act of 1933, hereby constitute and appoint Michael R. Costa and Jonathan L. Wilcox, and each of them, any of whom may act without joinder of the other, the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any or all amendments or supplements to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, and does hereby grant unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and power of attorney have been signed by the following persons in the capacities indicated on the 22nd day of April, 2016.

Signature	Title

Chief Executive Officer and Chairman of the Board of
/s/ Joseph A. Carlucci	Directors
Joseph A. Carlucci	(Principal Executive Officer)

/s/ Syed T. Kamal	President, Director
Syed T. Kamal

/s/ Jonathan L. Wilcox	Chief Financial Officer
Jonathan L. Wilcox	(Principal Financial Officer and Principal Accounting Officer)

/s/ Steven M. Silver	Director
Steven M. Silver

/s/ Jared S. Hendricks	Director
Jared S. Hendricks

/s/ Michael E. Boxer	Director
Michael E. Boxer

/s/ Thomas W. Erickson	Director
Thomas W. Erickson

/s/ John M. Jureller	Director
John M. Jureller